LIMITED LIABILITY COMPANY AGREEMENT

OF

TECHNIMOTION, LLC

This Limited Liability Company Agreement (as amended from time to time, the “Agreement”), dated as of December ___, 2010, is hereby duly adopted as the limited liability company agreement of Technimotion, LLC, a Delaware limited liability company (the “Company”), by KCI USA, Inc., a Delaware corporation, the initial sole member (the “Member”) of the Company.
1.Name of the Company; Formation. The name of the Company is “Technimotion, LLC”. The Company was formed in Delaware as a domestic limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (the “Act”) and by filing a Certificate of Formation with the Delaware Secretary of State.
2.Purpose. The purpose and intent of the Company will be to conduct any or all lawful business which may be carried on by a limited liability company under the laws of the State of Delaware. The Company shall exercise all powers enumerated in the Act necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein.
3.Sole Member. KCI USA, Inc. shall be the sole member of the Company.
4.Contributions. As an initial capital contribution, the Member shall contribute $1,000.00. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.
5.Distributions. The Member shall be entitled to (a) receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) enjoy all other rights, benefits and interests in the Company.
6.Management.
(a)    The management of the Company is vested in the managers of the Company (the “Managers”).
(b)    The initial Managers are as set forth in the Company’s Certificate of Formation. The number of Managers may be increased or decreased from time to time by the Member.
(c)    Each Manager shall serve as a Manager until the earliest of (i) such Manager's death, (ii) such Manager's resignation or removal, or (iii) such time as a successor Manager is appointed by the Member.

(d)    Any Manager may be removed, with or without cause, by the Member. Any vacancy occurring in the Managers may be filled by the Member.
(e)    At all meetings of the Managers, the presence of a majority of the Managers shall be necessary to constitute a quorum for the transaction of business, except as otherwise provided by the Act, the Certificate of Formation or this Agreement. The act of a majority of all the Managers (whether or not present at a meeting at which a quorum is present) shall be the act of the Managers unless the act of a different number is required by the Act, the Certificate of Formation or this Agreement. If a quorum shall not be present at any meeting of the Managers, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. At any such adjourned meeting any business may be transacted that might have been transacted at the meeting as originally convened.

7.Officers. The Managers may designate one or more persons to be officers of the Company. The Managers may hold one or more offices. No officer need be a resident of the State of Delaware or a member. An officer is not a “manager,” as that term is used in the Act. The Managers may designate additional officers, such as vice presidents, assistant secretaries and an assistant treasurer. Any officers designated by the Member shall have such authority and perform such duties as the Member may delegate to them. Unless the Managers decide otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Managers pursuant hereto. Each officer shall hold office until such officer’s death or until such officer shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. The salaries and other compensation, if any, of the officers and agents of the Company shall be fixed by the Managers. Any officer may resign as such at any time. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office may be filled by the Managers.
8.Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect or as otherwise required by the Act. No other event will cause the Company to dissolve.
9.Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

IN WITNESS WHEREOF, this Agreement is executed effective as of the date first set forth above.

SOLE MEMBER:

KCI USA, Inc.

Stephen D. Seidel
Global President, Therapeutic Support
Systems, General Counsel and Secretary